                                                                      EXHIBIT 11


                   MECKLERMEDIA CORPORATION AND SUBSIDIARIES
                   -----------------------------------------

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
          ------------------------------------------------------------

                                  (UNAUDITED)
                                  -----------

                   ( In thousands, except per share amounts )
                   ----------------------------------------

                                          Three Months Ended
                                               December 31
                                     ------------------------------
                                         1996              1995
                                     -------------    -------------
NET INCOME (LOSS)                       $2,084            ($688)
                                     =============    =============


WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING                         8,486            8,377

DILUTIVE STOCK OPTIONS AND WARRANTS        291                -
                                     -------------    -------------
TOTAL PRIMARY COMMON SHARES AND
     EQUIVALENTS                         8,777            8,377
                                     =============    =============


PRIMARY EARNINGS (LOSS) PER COMMON
     SHARE                              $ 0.24           ($0.08)
                                     =============    =============
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